EXHIBIT 5.1

ATTORNEYS AT LAW

ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FLORIDA 32202-5017 P. O. BOX 240 JACKSONVILLE, FLORIDA 32201-0240 904.359.2000 TEL 904.359.8700 FAX www.foley.com
February 8, 2011
Imperial Holdings, Inc.
701 Park of Commerce Boulevard — Suite 301
Boca Raton, Florida 33487
Ladies and Gentlemen:
          We have acted as counsel Imperial Holdings, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer, issuance and sale by the Company of 1,200,000 shares of common stock, par value $0.01 per share (the “Securities”) of the Company. The Securities are to be sold by the Company pursuant to the Imperial Holdings 2010 Omnibus Incentive Plan (the “Plan”), to be incorporated by reference as Exhibit 4.1 to the Registration Statement.
          In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Articles of Incorporation of the Company; (ii) the Bylaws of the Company; (iii) the Plan; (iv) the Registration Statement and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.
          In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.
          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Securities have been duly authorized and, when issued and delivered upon the receipt of consideration constituting lawful consideration under Florida law in accordance with the Plan, will be validly issued, fully paid and non-assessable.
          The opinion expressed herein is limited to the corporate laws of the State of Florida (including the statutory provisions, all applicable provisions of the Florida Constitution and reported judicial decisions interpreting the foregoing) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
          We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to any reference to our firm in the prospectus which is a part of the Registration Statement.
/s/ FOLEY & LARDNER LLP